UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2008

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02       Unregistered Sales of Equity Securities.

On December 22, 2008, Macatawa Bank Corporation (the “Company”) entered into additional Subscription Agreements with certain of accredited investors (the “Additional Investors”), pursuant to which the Additional Investors purchased 5,100 shares of the Company’s Series A Noncumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) at a purchase price of $1,000 per share. The aggregate offering price was $5,100,000.

This issuance and sale of the Series A Preferred Stock is the second closing of an offering of such securities. The first closing took place on November 5, 2008, as previously reported. In connection with both closings, the Company has raised an aggregate of $31,290,000. The Series A Preferred Stock was offered and sold to accredited investors in an offering exempt from the Securities Act registration requirements under Section 4(2) of the Securities Act of 1933, as amended.

The Series A Preferred Stock can be converted into common stock of the Company at any time by the holders, or by the Company in certain circumstances, at an initial conversion price of $8.95 per share of common stock, subject to adjustment and certain limitations.

The above summary is qualified in its entirety by reference to the Certificate of Designations Exhibit 4.1 hereto, and to the Form of Subscription Agreement Exhibit 10.1 hereto.

Item 9.01      Financial Statements and Exhibits

(d)	Exhibits

4.1	Certificate of Designations of Macatawa Bank Corporation filed on October 30, 2008 with the State of Michigan designating the preferences, limitations, voting powers and relative rights of the Series A Preferred Stock, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated October 30, 2008.

10.1	Form of Subscription and Purchase Agreement between Macatawa Bank Corporation and the Investor party(ies) thereto, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated October 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2008	MACATAWA BANK CORPORATION By /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer